EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT is made this 11th day of September, 2000 between U.S. Wireless Data, Inc., a Colorado corporation (the "Company"), and Peter J. Adamski ("Executive"), an individual who presently resides at 8 Split Rock Road, Pittsford, NY 14534-1814.

     WHEREAS, the parties hereto wish to enter into an employment agreement to document the employment of the Executive in the "Position" described below, and to set forth certain additional agreements between the Executive and the Company.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations contained herein, the parties hereto agree as follows:

     1. TERM. The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Agreement for a term of two (2) years, commencing no later than September 30, 2000, which term shall be subject to automatic renewal for successive one-year terms unless either party notifies the other party of its or his intent not to renew this Agreement (which non-renewal may be for any or no reason by either party) at least ninety (90) days prior to the end of the applicable term or renewal term. Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated, as provided in Section 4 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the "Term." The period of time between the commencement and the termination of the Executive's employment hereunder shall be referred to herein as the "Employment Period."

     2. EMPLOYMENT.

     a. Position. The Company hereby employs the Executive for the Employment Period as its Senior Vice President, Chief Financial Officer and Treasurer on the terms and conditions set forth in this Agreement.

     b. Authority and Duties. The Executive shall perform all duties and functions and discharge all responsibilities as are customarily performed by the Senior Vice President, Chief Financial Officer and Treasurer of a publicly-held company and, in addition, all duties, functions and responsibilities specified by the Chief Executive Officer of the Company to the extent such specifications are consistent with the Executive's position as Senior Vice President, Chief Financial Officer and Treasurer. The Executive shall report directly and be responsible to the Chief Executive Officer of the Company. During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business of the Company and use his best efforts in performing services for the Company. The Executive shall work out of the Company's offices located in the New York City metropolitan area; provided, however, the Executive shall be required to travel in performing services under this Agreement and to provide services to the Company from time to time at other locations to the extent required by the Company's Board of Directors or Chief Executive Officer. Executive will not be required to relocate his residence outside of the New York City Metropolitan area.

     3. COMPENSATION AND BENEFITS.

     a. Salary. During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $225,000 per annum, payable in arrears in accordance with the normal payroll practices of the Company in effect from time to time. The present normal payroll practices of the Company provide for base salary payments not less frequently than twice each month. Such base salary shall be subject to annual review after each year worked with the first such review to take place during the third calendar quarter of 2001. Each party agrees that there has been no promise or inducement to Executive that his base salary will be increased.

     b. Annual Bonus. During the Employment Period, the Executive shall have the opportunity to earn an annual bonus. The Company, through its Chief Executive Officer, acting on behalf of the Company, and the Executive, shall endeavor to mutually establish from time to time certain corporate and/or individual performance goals for Executive, it being understood and agreed by both parties to this Agreement that the Company and its officers shall not have any liability to the Executive for or in respect of a bonus or the failure to pay a bonus if the parties fail to agree on said goals. Without in any way limiting the discretion of the Chief Executive Officer of the Company to determine whether to pay or not pay bonuses and to determine the amount of any such bonuses, the Company has set a minimum guaranteed bonus of $50,000 for the Executive for the first full year of employment and an annual target bonus for successive years of $50,000. Such bonuses, if and to the extent payable, will be paid after the expiration of each anniversary year by the end of the first calendar quarter of the following anniversary year.

     c. Equity Participation. The Company's Board of Directors has approved for the Executive to be granted options to purchase four hundred thousand (400,000) shares of common stock of the Company at an exercise price equal to the closing price of the Company's stock on the Executive's first day of employment, subject to the provisions of the Company's "2000 Stock Option Plan". The aforementioned options will vest at the rate of 134,000, 133,000 and 133,000 shares at the end of each of the first, second and third anniversary of the date of grant, respectively. Upon the occurrence of a Change in Control, as such term is defined in Section 4.b.(3) below, all outstanding options granted by the Company to the Executive during the Employment Period, shall become vested and exercisable, subject to the other terms of the option(s).

     d. Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements, as amended from time to time. In addition, during the Employment Period, the Executive shall be entitled to fringe benefits and perquisites comparable to those generally available to all other senior executives of the Company, as amended from time to time.

     e. Business Expenses. During the Employment Period, the Company shall reimburse the Executive for all documented reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, in accordance with the Company's policies as in effect from time to time.



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


     f. Indemnification. The Company shall indemnify Executive for losses suffered by Executive arising out of third party lawsuits relating directly to his employment by the Company to the extent such indemnification is permitted by the applicable law of the state in which the Company is incorporated or organized and consistent with and in accordance with the Company's articles or certificate of incorporation and by-laws; provided, however, Executive shall promptly notify Company of any such lawsuit and cooperate with Company in connection therewith.

     g. Relocation Allowance. The Company will reimburse Executive or make direct payment to vendors, subject to the terms of this provision, for actual and reasonable relocation related costs incurred by Executive during the first twenty-four months of Executive's Employment Period in relocating Executive's current principal residence to the New York Metropolitan area, up to a maximum of $50,000. Actual costs may include, but are not limited to, broker commissions for the sale of Executive's current principal residence, shipment of household goods, short-term commutation costs from Executive's current principal residence to the Company's offices and reasonable hotel or temporary housing costs (to be agreed upon in advance) in the New York Metropolitan Area, until completion of actual relocation. Executive shall use his best efforts to complete the relocation as soon as practicable, but not later than August 31, 2002. This allowance is being made in the form of a forgivable loan, and as such Executive will sign a full recourse promissory note(s) to the Company in the amount of each relocation allowance, and such promissory note(s) will be canceled (i) upon the Executive completing the initial two-year Employment Period, (ii) if Executive is terminated by the Company "without cause", or (iii) if the Executive terminates with "good reason". The failure of Executive to satisfy
(i), (ii) or (iii) in the immediately preceding sentence upon termination of Executive's employment with the Company shall cause the promissory notes to become immediately due and payable to the Company and shall include daily interest at the prime rate as in effect on each day the promissory notes were outstanding.

     4. TERMINATION OF EMPLOYMENT.

     a. Termination for Cause. The Company may at any time terminate the Executive's employment hereunder for cause. For purposes of this Agreement and subject to the Executive's opportunity to cure to the extent provided in Section 4.c. hereof, the Company shall have "cause" to terminate the Executive's employment hereunder if such termination shall be the result of:

          (1) Fraud in connection with the Executive's performance hereunder;

          (2) Dishonesty in connection with the Executive's performance hereunder except to the extent the Executive proves such dishonesty was both unintentional and covered only a matter which was de minimis;

          (3) The failure by the Executive to perform his material duties hereunder or any other material breach by Executive of this Agreement;

          (4) The failure by the Executive to follow, in a material manner, the lawful directions of or policies established by the Board of Directors or the Chief Executive Officer of the Company unless the tasks are of the type which could not reasonably be required of Executive pursuant to this Agreement;



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


          (5) The conviction for, or plea of nolo contendere to, a charge of commission of a felony or crime involving moral turpitude;

          (6) The Executive's performance of any services under this Agreement while under the influence of drugs, alcohol or any controlled substance except, with respect to controlled substances only, to the extent Executive proves (a) taking any controlled substance was prescribed by a medical doctor to treat a medical problem, (b) such controlled substance was used only in accordance with said doctor's instructions, and (c) taking such controlled substance does not and did not adversely affect Executive's job performance during more than a de minimis period of time; or

          (7) The Executive acting in a manner, which damages or could reasonably be expected to damage the business or reputation of the Company.

          The parties agree that each of the foregoing breaches, events, crimes, behaviors, acts, inactions or occurrences constitutes independent grounds for "cause" and the failure of any breach, event, crime, behavior, act, inaction or occurrence to constitute "cause" under any paragraph of this Section 4.a. shall not prevent that same breach, event, crime, behavior, act, inaction or occurrence from constituting "cause" under a different paragraph of this Section 4.a.

     b. Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Company for any reason upon thirty
(30) days' prior written notice. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4.c. hereof, the Executive shall have "good reason" to terminate his employment hereunder at any time during his employment if such termination shall be the result of:

          (1) A breach by the Company of the compensation and benefits provisions set forth in Section 3 hereof;

          (2) A material breach by the Company of any other material term of this Agreement; or

          (3) A "Change in Control" of the Company. However, the Executive's election to terminate this agreement due to a Change in Control shall not be deemed for "good reason" if such election to terminate takes place either prior to the 181st day following the Change in Control or after the 365th day following the Change in Control.

          For purposes hereof, a "Change in Control" of the Company shall occur or be deemed to have occurred only if any of the following events occurs:

          (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion



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


               as the ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
               Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; or

          (ii) individuals who, as of June 1, 2000 (the "Effective Date"), constitute the Board of Directors of the Company (as of the Effective Date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of the office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

          (iii)the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

          (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or dispositions by the Company of all or substantially all of the Company's assets.

          c. Notice and Opportunity to Cure. It shall be a condition precedent to the Company's right to terminate the Executive's employment for "cause" and the Executive's right to terminate his employment for "good reason" that (1) the party seeking the termination shall first have given the other party written notice stating with reasonable specificity the reason for the termination ("breach") and (2) if such breach is susceptible of cure or remedy, a period of ten (10) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 10-day period, unless such breach cannot be cured or remedied within ten (10) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional ten (10) days) provided the breaching party has made and continues to make a diligent effort to effect such




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


remedy or cure. Notwithstanding anything contained in this Agreement, the parties agree that any breach, event, crime, behavior, action, inaction or occurrence constituting "cause" (or which would constitute "cause" after the giving of notice) under Section 4.a. (1), (2), (5), (6) or (7) shall not under any circumstances be susceptible or capable of cure or remedy under this Section 4.c.

          d. Termination Upon Death or Permanent and Total Disability. The Employment Period shall automatically without further action be terminated by the death of the Executive. The Employment Period may be terminated by the Company at any time if the Executive shall be rendered incapable of performing his duties to the Company at the same level by reason of any medically determined physical or mental impairment that (i) can reasonably be expected to result in death or (ii) can reasonably be expected to last or has lasted for a period of three (3) or more consecutive months or for a period of four (4) or more months during any twelve (12) month period from the first date of the Executive's impairment or absence or projected absence due to the disability ("Disability"). If the Employment Period is terminated by reason of a Disability of the Executive, the Company shall give thirty (30) days advance written notice to that effect to the Executive.

     5.   CONSEQUENCES OF TERMINATION.

          a. Termination Without Cause or for Good Reason. In the event of termination of the Executive's employment hereunder by the Company without "cause" (other than upon death or Disability or non-renewal) or by the Executive for "good reason" (each as defined in Section 4 hereof), subject to Section 8 the Executive shall be entitled to only the following pay and benefits:

               (1) Severance Pay. Executive shall receive severance payments for a 365-day period after the termination date or until the Executive obtains new fulltime employment (the "Severance Period"), whichever is sooner, in regular payroll increment payments with each such payment to be equal to the base salary payments which would have been received under this Agreement on each such date if Executive's employment had not been terminated. In the event the Executive is terminated without cause and secures full-time employment at a salary that is less than that which he was scheduled to be paid for the current year of employment at the Company, the Executive will be paid any such shortfall by the Company for the remainder of the Severance Period on a prorated basis. This provision will not apply in the event the Executive terminates this agreement. Additionally, any unvested options awarded to the Executive in the Company's stock option plan will fully vest immediately on the date of termination. In the event the Executive terminates this agreement for "good reason" due to a Change in Control as explained in paragraph 4b of this agreement, the Executive will receive the severance pay as outlined above, plus an amount equal to the Executive's last annual bonus divided by the number of pay periods in the calendar year, paid in regular payroll increments during the Severance Period. Any accrued but unpaid bonus will be paid.

               (2) Benefits Continuation. Continuation for the Severance Period of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the Executive is participating at the time of termination; provided, however, that the Company's obligation to provide such coverages shall be terminated if the Executive obtains comparable substitute coverage from another employer at any time during the Severance Period. The Executive shall be entitled, at the expiration of the Severance Period, to elect continued medical coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto).

          b. Other Terminations. In the event of termination of the Executive's employment hereunder for any reason other than (a) without "cause" or (b) for "good reason" (i.e., termination for death, Disability, with "cause" or without "good reason"), or if Executive makes the election provided for in Section 8, or if the Term is not renewed, the Executive shall be paid base salary only through the date of termination or non-renewal, and Executive shall not be entitled to any severance, bonus or other pay, or any benefits continuation rights, except for benefits continuation rights as may otherwise be provided (e.g., Cobra benefits) under the applicable benefit plans relating to the Executive; provided, however, that upon termination for death or Disability, the Company in its sole and absolute discretion, will grant to Executive or his estate a pro rated bonus of up to the amount provided in connection with a termination without "cause". Any accrued but unpaid bonus will be paid.

     6. CONFIDENTIALITY. The Executive agrees that he shall not at any time during the Term hereof or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other information concerning the business of the Company, its manner of operation, its plans or other data. The provisions of this Section 6 shall not apply to (i) information that is public knowledge other than as a result of disclosure by the Executive in breach of this Section 6; or (ii) information disclosed by Executive under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

     7. INVENTIONS. The Executive is hereby retained in a capacity such that the Executive's responsibilities include the making of technical and managerial contributions of value to the Company. The Executive hereby assigns to Company all right, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others during the Employment Period which relate to the business of the Company. This assignment shall include, without limitation, (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be.

     8. NON-COMPETITION. The Executive agrees that he shall not during the Employment Period and, if applicable, the Severance Period, without the approval of the Board of Directors of the Company, directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, stockholder or otherwise (other than as provided below), engage in any "Competitive Business" within the United States. For purposes of the foregoing, the term "Competitive Business" shall mean any business involved in development, marketing, sale or support of products or services (a) which can reasonably be expected to cause customers not to use the Company's or any of its subsidiaries' or affiliates' products or services or (b) which are similar to or competitive with products or services provided or supplied by the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, the Executive shall not be prohibited during the non-competition period applicable above from acting as a passive investor by owning not more than one percent (1%) of the issued and outstanding capital stock of any publicly-held company. The Executive, at his option, may elect to eliminate the above restrictions in this
Section 8 only during the Severance Period but any such election shall, without further action, be deemed an automatic and irrevocable relinquishment by




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


Executive and termination of all of his rights to pay and benefits under Section 5.a. During the Employment Period and the Severance Period, if applicable, and for a period of one (1) year after the later of expiration of the Employment Period and the Severance Period, the Executive shall not, without the prior written consent of the Board of Directors of the Company, directly, or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, stockholder or otherwise, (a) solicit or induce any employee, independent contractor or consultant of the Company or any current or future subsidiary or affiliate thereof to terminate or reduce his or her employment or engagement with the Company or any current or future subsidiary or affiliate thereof or (b) solicit the business of or any business from any current or future customer or supplier to the Company or any current or future subsidiary or affiliate thereof or induce any such customer or supplier not to do business with or reduce its business transactions with the Company or any subsidiary or affiliate thereof.

     9. BREACH OF RESTRICTIVE COVENANTS; SEVERABILITY. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. The parties agree that Sections 6, 7 and 8 are reasonable and necessary to protect the Company's interests and properties and that a breach or violation of Sections 6, 7 or 8 hereof will result in immediate and irreparable injury and harm to the innocent party, who shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of the covenant or agreement hereunder. The parties agree that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Agreement. Should a court of competent jurisdiction determine that the scope of any provision of this Agreement is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal or unenforceable or by its severance, invalid or unenforceable under present or future law, such provision shall be fully severable from this Agreement, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

     10. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given within one business day of dispatch if sent by hand delivery or reputable overnight courier, addressed as follows:

         a.       If to the Company, to:

                  U.S. Wireless Data, Inc.
                  750 Lexington Avenue
                  New York, New York 10022
                  Attention:  Chief Executive Officer





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


         b.       If to the Executive, to:

                  Peter J. Adamski
                  8 Split Rock Road
                  Pittsford, NY 14534-1814

or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.


     11. JURISDICTION; VENUE; LEGAL FEES; ETC.

          a. Executive hereby irrevocably consents to the exclusive jurisdiction of any State or federal court located within the SOUTHERN DISTRICT of New York OR NEW YORK COUNTY in connection with any dispute or legal proceeding arising under this Agreement. Executive hereby waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address designated for it set forth in this Agreement and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten (10) days after the same shall have been posted. Each of the parties hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that the other would not, in the event of litigation, seek to enforce the foregoing waivers.

          b. The prevailing party in any proceeding brought under this Agreement shall be reimbursed by the other party for all costs, fees and expenses, including without limitation, attorneys' fees and expenses, incurred by such prevailing party in preparation for, in the investigation of, and/or otherwise directly or indirectly in connection with any such proceeding.

     12. WAIVER OF BREACH. Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

     13. NON-ASSIGNMENT; SUCCESSORS. Executive may not assign or in any way transfer his rights or delegate or in any way transfer his duties or obligations under this Agreement. This Agreement shall inure to the benefit of the successors and assigns of the Company and this Agreement shall inure to the benefit of and be binding upon the heirs, representatives, estate and successors of the Executive.



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


     14. WITHHOLDING OF TAXES. All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation or as agreed to by Executive and Company.

     15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16. GOVERNING LAW. Except as set forth in Section 3.f., this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof. The parties have selected a New York choice of law for this Agreement because the Company's offices are located in New York.

     17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof (except with respect to the stock options referred to in Section 3.c. which, except for the last sentence of Section 3.c., shall not be governed by this Agreement but shall be evidenced by a separate agreement between the parties) and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

     18. CAPTIONS. Paragraph captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or extend or describe the scope of this Agreement or the intent of any provision hereof.

     19. LEGAL COUNSEL. Each party hereto has retained counsel in connection with the drafting and negotiation of this Agreement . Each party hereby waives any right, claim or defense he may have that any provision of this Agreement or that any provision thereof is unenforceable, illegal, invalid or unconscionable arising out of or relating to his failure to retain counsel in connection with this transaction.

     20. AGREEMENT NOT TO BE CONSTRUED AGAINST DRAFTSPERSON. This Agreement shall be construed without giving effect or regard to any principle that a contract should be construed against its draftsperson.






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


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first referenced above.


                                          U.S. WIRELESS DATA, INC.



                                          By:
                                             -----------------------------------
                                             Name:  Dean Leavitt
                                             Title: Chairman and CEO




                                          --------------------------------------
                                          Peter J. Adamski





























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